EXHIBIT 10.1

TRANSITION SERVICES AGREEMENT

DATED AS OF [•], 2013

BY AND BETWEEN

HARVARD BIOSCIENCE, INC.

AND

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

This TRANSITION SERVICES AGREEMENT, dated as of [—], 2013 (this “Agreement”), is by and between HARVARD BIOSCIENCE, INC., a Delaware corporation (“HBIO”), and HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC., a Delaware corporation (“HART”).

RECITALS

WHEREAS, HBIO and HART have entered into a Separation and Distribution Agreement, dated as of the date hereof (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”);

WHEREAS, in connection with the Separation Agreement, the Parties (as defined below) agreed that (a) HBIO (and/or its Affiliates on the date of this Agreement immediately after giving effect to the Separation, collectively referred to as the “HBIO Entities”) shall provide or cause to be provided to HART (and/or its Affiliates on the date of this Agreement immediately after giving effect to the Separation (as defined in the Separation Agreement), collectively referred to as the “HART Entities”) certain services, use of facilities and other assistance on a transitional basis, and (b) the HART Entities shall provide or cause to be provided to the HBIO Entities certain services, use of facilities and other assistance on a transitional basis, each in accordance with the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Separation Agreement requires execution and delivery of this Agreement by HBIO and HART on or prior to the Separation Date (as defined in the Separation Agreement).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms.

(a) Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the same meaning as in the Separation Agreement.

(b) The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Additional Services” shall have the meaning set forth in Section 2.03(a).

“Agreement” shall have the meaning set forth in the Preamble.

“Dispute” shall have the meaning set forth in Section 9.01(a).

“Distribution Date” shall have the meaning set forth in the Separation Agreement.

“Force Majeure” means, with respect to a Party, any acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities, that are beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been reasonably foreseen by such Party (or such Person), or, if it could have been reasonably foreseen, was unavoidable.

“HART” shall have the meaning set forth in the Preamble.

“HART Entities” shall have the meaning set forth in the Recitals.

“HART Services” shall have the meaning set forth in Section 2.01.

“HART Services Manager” shall have the meaning set forth in Section 2.05(b).

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“HBIO” shall have the meaning set forth in the Preamble.

“HBIO Entities” shall have the meaning set forth in the Recitals.

“HBIO Materials” shall have the meaning set forth in Section 3.01(a).

“HBIO Services” shall have the meaning set forth in Section 2.01.

“HBIO Services Manager” shall have the meaning set forth in Section 2.05(a).

“Interest Payment” shall have the meaning set forth in Section 6.01(c).

“New Services” shall have the meaning set forth in Section 2.04(a).

“Party” means either HBIO or HART individually (as the case may be), and “Parties” means HBIO and HART collectively, and, in each case, their permitted successors and assigns.

“Provider” means the Party or its Subsidiary or Affiliate providing a Service under this Agreement.

“Provider Indemnified Party” shall have the meaning set forth in Section 8.05.

“Recipient” means the Party or its Subsidiary or Affiliate to whom a Service under this Agreement is being provided.

“Recipient Indemnified Party” shall have the meaning set forth in Section 8.04.

“Representative” of a Person means any director, officer, employee, agent, consultant, accountant, auditor, attorney or other representative of such person.

“Schedule(s)” shall have the meaning set forth in Section 2.02.

“Separation Agreement” shall have the meaning set forth in the Preamble.

“Service Charges” shall have the meaning set forth in Section 6.01(a).

“Service Extension” shall have the meaning set forth in Section 10.01(d).

“Service Increases” shall have the meaning set forth in Section 2.03(b).

“Services” shall have the meaning set forth in Section 2.01.

ARTICLE II

SERVICES, DURATION AND SERVICES MANAGERS

Section 2.01. Services. Subject to the terms and conditions of this Agreement, (a) HBIO shall provide (or cause to be provided by the HBIO Entities or otherwise) to the HART Entities the services listed on Schedule A to this Agreement (the “HBIO Services”) and (b) HART shall provide (or cause to be provided by the HART Entities or otherwise) to the HBIO Entities the services listed on Schedule B to this Agreement (the “HART Services,” and, collectively with the HBIO Services, any Additional Services, any Service Increases and any New Services, the “Services”). All of the Services shall be for the sole use and benefit of the respective Recipient and its Party.

Section 2.02. Duration of Services. Subject to the terms of this Agreement, commencing on the Distribution Date, each of HBIO and HART shall provide or cause to be provided to the respective Recipients each Service until the earlier to occur of, with respect to each such Service, (i) the expiration of the period of the maximum duration for such Service as set forth on Schedule A or Schedule B (each, a “Schedule”, and collectively, the “Schedules”) or (ii) the date on which such Service is terminated under Section 10.01(b); provided, however, that each Recipient shall use its commercially reasonable efforts to transition itself to a stand-alone entity with respect to each Service during the period for such Service as set forth in the respective Schedules; and provided, further, to the extent that a Provider’s ability to provide a Service is dependent on the continuation of either a HBIO Service or a HART Service (and such dependence has been made known to the other Party), as the case may be, the Provider’s obligation to provide such dependent Service shall terminate automatically with the termination of such supporting HBIO Service or supporting HART Service, as the case may be.

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Section 2.03. Additional Unspecified Services. (a) After the date of this Agreement, if HART or HBIO (i) identifies a service that (x) the HBIO Entities provided to the HART Business prior to the Distribution Date that HART reasonably needs in order for the HART Business to continue to operate in substantially the same manner in which the HART Business operated prior to the Distribution Date, and such service was not included on Schedule A (other than because the Parties agreed such service shall not be provided), or (y) the HART Entities provided to HBIO or its Affiliates prior to the Distribution Date that HBIO reasonably needs in order for the HBIO Business to continue to operate in substantially the same manner in which the HBIO Business operated prior to the Distribution Date, and such service was not included on Schedule B (other than because the Parties agreed such service shall not be provided), and (ii) provides written notice to the other Party within one hundred twenty (120) days following the Distribution Date requesting such additional services, then such other party shall use its commercially reasonable efforts to provide such requested additional services (such additional services, the “Additional Services”); provided, however, that no Party shall be obligated to provide any Additional Service if it does not, in its reasonable judgment, have adequate resources to provide such Additional Service or if the provision of such Additional Service would significantly disrupt the operation of its businesses. Notwithstanding the foregoing, the Provider shall promptly notify the Recipient if it deems itself unable to provide such Additional Service, and will use commercially reasonable efforts to cooperate with the Recipient to identify and engage a third party to provide comparable services to the Recipient, the payment for which will be negotiated directly between the Recipient and such third party. In connection with any request for Additional Services in accordance with this Section 2.03(a), the HBIO Services Manager and the HART Services Manager shall in good faith negotiate the terms of a supplemental Schedule, which terms shall be consistent with the terms of, and the pricing methodology used for, similar Services provided under this Agreement. The Parties shall agree to the applicable Service Charge and the supplemental Schedule shall describe in reasonable detail the nature, scope, service period(s), termination provisions and other terms applicable to such Additional Services. Each supplemental Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the Additional Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

(b) After the date of this Agreement, if (i) (x) a Recipient requests or (y) a Provider reasonably determines that the Recipient’s business requires, the Provider to increase, relative to historical levels prior to the Distribution Date, the volume, amount, level or frequency, as applicable, of any Service provided by such Provider and (ii) such increase is reasonably determined by the Recipient as necessary for the Recipient to operate its businesses (such increases, the “Service Increases”), then such Provider shall use its commercially reasonable efforts to provide the Service Increases in accordance with such request; provided, however, that the Provider shall not be obligated to provide any Service Increase if it does not, in its reasonable judgment, have adequate resources to provide such Service Increase or if the provision of such Service Increase would significantly disrupt the operation of its businesses. Notwithstanding the foregoing, the Provider shall promptly notify the Recipient if it deems itself unable to provide such Service Increase, and will use commercially reasonable efforts to cooperate with the Recipient to identify and engage a third party to provide comparable services to the Recipient, the payment for which will be negotiated directly between the Recipient and such third party. In connection with any request for Service Increases in accordance with this Section 2.03(b), the HBIO Services Manager and the HART Services Manager shall in good faith negotiate the terms of an amendment to the applicable Schedule, which amendment shall be consistent with the terms of, and the pricing methodology used for, the applicable Service. Each amended Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the Service Increases set forth therein shall be deemed a part of the “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

Section 2.04. New Services. (a) From time to time during the term of this Agreement, either Party may request the other Party to provide additional or different services which such other Party is not expressly obligated to provide under this Agreement (the “New Services”). The Party receiving such request shall consider such request in good faith; provided, however, that no Party shall be obligated to provide any New Services, including because, after negotiations between the Parties pursuant to Section 2.04(b), the Parties fail to reach an agreement with respect to the terms (including the Service Charges) applicable to the provision of such New Services.

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(b) In connection with any request for New Services in accordance with Section 2.04(a), the HBIO Services Manager and the HART Services Manager shall in good faith (i) negotiate the applicable Service Charge and the terms of a supplemental Schedule, which supplemental Schedule shall describe in reasonable detail the nature, scope, Service period(s), termination provisions and other terms applicable to such New Services, and (ii) determine any costs and expenses, including any start-up costs and expenses, that would be incurred by the Provider in connection with the provision of such New Services, which costs and expenses shall be borne solely by the Recipient. Each supplemental Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the New Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement. The provision of New Services between the Parties may also be governed by a separate agreement if the Parties deem it necessary or desirable at such time.

Section 2.05. Transition Services Managers. (a) HBIO hereby appoints and designates the individual holding the HBIO position set forth on Exhibit I to act as its initial services manager (the “HBIO Services Manager”), who will be directly responsible for coordinating and managing the delivery of the HBIO Services and have authority to act on HBIO’s behalf with respect to matters relating to this Agreement. The HBIO Services Manager will work with the personnel of the HBIO Entities to periodically address issues and matters raised by HART relating to this Agreement. Notwithstanding the requirements of Section 11.05, all communications from HART to HBIO pursuant to this Agreement regarding routine matters involving the Services set forth on the Schedules shall be made through the HBIO Services Manager, or such other individual as specified by the HBIO Services Manager in writing and delivered to HART by email or facsimile transmission with receipt confirmed. HBIO shall notify HART of the appointment of a different HBIO Services Manager, if necessary, in accordance with Section 11.05.

(b) HART hereby appoints and designates the individual holding the HART position set forth on Exhibit I to act as its initial services manager (the “HART Services Manager”), who will be directly responsible for coordinating and managing the delivery of HART Services and have authority to act on HART’s behalf with respect to matters relating to this Agreement. The HART Services Manager will work with the personnel of the HART Entities to periodically address issues and matters raised by HBIO relating to this Agreement. Notwithstanding the requirements of Section 11.05, all communications from HBIO to HART pursuant to this Agreement regarding routine matters involving the Services set forth on the Schedules shall be made through the HART Services Manager or such other individual as specified by the HART Services Manager in writing and delivered to HBIO by email or facsimile transmission with receipt confirmed. HART shall notify HBIO of the appointment of a different HART Services Manager, if necessary, in accordance with Section 11.05.

Section 2.06. Personnel. (a) The Provider of any Service will make available to the Recipient of such Service such personnel as may be necessary to provide such Service (who shall be appropriately qualified for purposes of the provision of such Service by the Provider). The Provider will have the right, in its reasonable discretion, to (i) designate which personnel it will assign to perform such Service, and (ii) remove and replace such personnel at any time, so long as there is no resulting increase in costs or decrease in the level of service for the Recipient; provided, however, that the Provider will use its commercially reasonable efforts to limit the disruption to the Recipient in the transition of the Services to different personnel.

(b) In the event that the provision of any Service by the Provider requires, as set forth in the Schedules, the cooperation and services of the applicable personnel of the Recipient, the Recipient will make available to the Provider such personnel (who shall be appropriately qualified for purposes of the provision of such Service by the Provider) as may be necessary for the Provider to provide such Service. The Recipient will have the right, in its reasonable discretion, to (i) designate which personnel it will make available to the Provider in connection with the provision of such Service, and (ii) remove and replace such personnel at any time, so long as there is no resulting increase in costs to, or any adverse effect to the provision of such Service by, the Provider; provided, however, that the Recipient will use its commercially reasonable efforts to limit the disruption to the Provider in the transition of such personnel. The Provider may, in its reasonable discretion and following discussions with the Recipient, request the Recipient to remove and/or replace any such personnel from their roles in respect of the Services being provided by the Provider.

(c) No Provider shall be liable under this Agreement for any Liabilities incurred by the Recipient Indemnified Parties to the extent that they are attributable to or a consequence of any actions or inactions of the personnel of the Recipient, except for any such actions or inactions undertaken pursuant to the direction of the Provider.

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ARTICLE III

HBIO MATERIALS

Section 3.01. Corporate Policies. (a) HBIO shall provide HART copies of the corporate compliance policies and manuals published on the HBIO Intranet (the “HBIO Materials”). Subject to the terms and conditions of this Agreement, HBIO grants to HART a non-exclusive, royalty-free, fully paid-up, worldwide license to create or have created materials based on the HBIO Materials for distribution to employees and suppliers of HART and use such materials in the operation of the HART Business in substantially the same manner as the HBIO Materials were used by HBIO prior to the Distribution. It is understood and agreed that HBIO makes no representation or warranty, express or implied, as to the accuracy or completeness of any of the HBIO Materials, as to whether the HBIO Materials comply with Law, as to the non-infringement of any of the HBIO Materials or as to the suitability of any of the HBIO Materials for use by HART in respect of its business, or otherwise.

(b) Notwithstanding the foregoing and except as may be expressly provided for in the Intellectual Property Matters Agreement between the Parties, the text of any materials created by or for HART, and related to, or based upon, any of the HBIO Materials, may not contain any references to HBIO (or any of HBIO’s marks, names, trade dress, logos or other source or business identifiers, including the HBIO Name and HBIO Marks), HBIO’s publications, HBIO’s personnel (including senior management), HBIO’s management structures or any other indication that such materials are based upon any of the HBIO Materials.

Section 3.02. Limitation on Rights and Obligations with Respect to the HBIO Materials. (a) HBIO shall have no obligation to (i) notify HART of any changes or proposed changes to any of the HBIO Materials, (ii) include HART in any consideration of proposed changes to any of the HBIO Materials, (iii) provide draft changes of any of the HBIO Materials to HART for review and/or comment or (iv) provide HART with any updated materials relating to any of the HBIO Materials, except as such updated materials may be necessary in order to permit HART to comply with the requirements of any corporate policy that is contained in the HBIO Materials and with which HART is otherwise required to comply. HART acknowledges and agrees that, except as expressly set forth above, HBIO reserves all rights (including all Intellectual Property rights) in, to and under the HBIO Materials and no rights with respect to ownership or use, except as otherwise expressly provided in this Agreement or the Intellectual Property Matters Agreement, shall vest in HART. The Parties acknowledge and agree that the HBIO Materials are the confidential Information of HBIO. HART shall use at least the same degree of care to prevent and restrain the unauthorized use or disclosure of any materials created by or for HART that are based upon any of the HBIO Materials as it uses for its other confidential Information of a like nature, but in no event less than a reasonable degree of care. HART will allow HBIO reasonable access to personnel and information as reasonably necessary to determine HART’s compliance with the provisions set forth above; provided, however, such access shall not unreasonably interfere with any of the business or operations of HART. Subject to Section 9.01, in the event that HBIO determines that HART has not materially complied with some or all of its obligations with respect to any or all of the HBIO Materials, and such failure to comply shall continue uncured for a period of thirty (30) days after receipt by HART of a written notice of such failure from HBIO, HBIO may terminate HART’s rights with respect to such HBIO Materials upon written notice to HART and, in such case, HBIO shall be entitled to require such HBIO Materials to be returned to HBIO or destroyed and any materials created by or for HART that are based upon such HBIO Materials to be destroyed (with such destruction certified by HART in writing to HBIO promptly after such termination).

(b) If HART determines to cease to avail itself of any of the HBIO Materials or upon expiration or termination of any period during which HART is permitted to use any of the HBIO Materials, HBIO and HART shall cooperate in good faith to take reasonable and appropriate actions to effectuate such determination, expiration or termination, to arrange for the return to HBIO or destruction of such HBIO Materials and to protect HBIO’s rights and interests in such HBIO Materials.

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ARTICLE IV

OTHER ARRANGEMENTS

Section 4.01. Software and Software Licenses.

(a) If and to the extent requested by HART, HBIO shall use commercially reasonable efforts to assist HART in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary and applicable, certain computer software necessary for HBIO to provide, or HART to receive, HBIO Services (which shall include providing HART the opportunity to receive a copy of, or participate in, any communication between HBIO and the applicable third-party licensor in connection therewith); provided, however, that HBIO and HART shall identify the specific types and quantities of any such software licenses; provided, further, that HBIO shall not be required to pay any fees or other payments or incur any obligations or liabilities to enable HART to obtain any such license or rights; provided, further, that HBIO shall not be required to seek broader rights or more favorable terms for HART than those applicable to HBIO or HART, as the case may be, prior to the date of this Agreement or as may be applicable to HBIO from time to time hereafter; and, provided, further, that HART shall bear only those costs that relate solely and directly to obtaining such licenses (or other appropriation rights) in the ordinary course. The Parties acknowledge and agree that there can be no assurance that HBIO’s efforts will be successful or that HART will be able to obtain such licenses or rights on acceptable terms or at all and, where HBIO enjoys rights under any enterprise or site license or similar license, the Parties acknowledge that such license typically precludes partial transfers or assignments or operation of a service bureau on behalf of unaffiliated entities. In the event that HART is unable to obtain such software licenses, the Parties shall work together using commercially reasonable efforts to obtain an alternative software license to allow HBIO to provide, or HART to receive, such HBIO Services, and the Parties shall negotiate in good faith an amendment to the applicable Schedule to reflect any such new arrangement, which amended Schedule shall not require HART to pay for any fees, expenses or costs relating to the software license that HART was unable to obtain pursuant to the provisions of this Section 4.01(a).

(b) If and to the extent requested by HBIO, HART shall use commercially reasonable efforts to assist HBIO in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary and applicable, certain computer software necessary for HART to provide, or HBIO to receive, HART Services (which assistance shall include providing HBIO the opportunity to receive a copy of, or participate in, any communication between HART and the applicable third party licensor in connection therewith); provided, however, that HBIO and HART shall identify the specific types and quantities of any such software licenses; provided, further, that HART shall not be required to pay any fees or other payments or incur any obligations or liabilities to enable HBIO to obtain any such license or rights; provided, further, that HART shall not be required to seek broader rights or more favorable terms for HBIO than those applicable to HBIO or HART, as the case may be, prior to the date of this Agreement or as may be applicable to HART from time to time hereafter; and, provided, further, that HBIO shall bear only those costs that relate solely and directly to obtaining such licenses (or other appropriation rights) in the ordinary course. The Parties acknowledge and agree that there can be no assurance that HART’s efforts will be successful or that HBIO will be able to obtain such licenses or rights on acceptable terms or at all and, where HART enjoys rights under any enterprise or site license or similar license, the Parties acknowledge that such license typically precludes partial transfers or assignments or operation of a service bureau on behalf of unaffiliated entities. In the event that HBIO is unable to obtain such software licenses, the Parties shall work together using commercially reasonable efforts to obtain an alternative software license to allow HART to provide, or HBIO to receive, such HART Services, and the Parties shall negotiate in good faith an amendment to the applicable Schedule to reflect any such new arrangement, which amended Schedule shall not require HBIO to pay for any fees, expenses or costs relating to the software license that HBIO was unable to obtain pursuant to the provisions of this Section 4.01(b).

(c) In the event that there are any costs associated with obtaining software licenses in accordance with Section 4.01 that (i) would not be payable in the ordinary course in connection with a third-party demand to resolve an issue that is unrelated to the Recipient or the license that the Recipient is seeking to obtain, and (ii) would not have been payable by the Recipient absent the need for a consent or waiver in connection with the license that the Recipient is seeking to obtain, such costs shall be split 50/50 between the Provider and the Recipient.

(d) For the avoidance of doubt, the terms of this Section 4.01 shall apply only to commercially available software obtained by the Parties in the ordinary course of business.

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ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01. HBIO Computer-Based and Other Resources. From and after the date of this Agreement, HART and its Affiliates shall cause all of their personnel having access to the HBIO Intranet or such other computer software, networks, hardware, technology or computer based resources pursuant to the Separation Agreement, or any Ancillary Agreement, or in connection with performance, receipt or delivery of a Service, to comply with all security guidelines (including physical security, network access, internet security, confidentiality and personal data security guidelines) of HBIO and its Affiliates (of which HBIO provides HART notice). HART shall ensure that the access contemplated by this Section 5.01 shall be used by such personnel only for the purposes contemplated by, and subject to the terms of, this Agreement.

Section 5.02. Access to Facilities.

(a) HART shall, and shall cause its Subsidiaries to, allow HBIO and its Representatives reasonable access to the facilities of HART necessary for HBIO to fulfill its obligations under this Agreement.

(b) HBIO shall, and shall cause its Subsidiaries to, allow HART and its Representatives reasonable access to the facilities of HBIO necessary for HART to fulfill its obligations under this Agreement.

Notwithstanding the other rights of access of the Parties under this Agreement, each Party shall, and shall cause its Subsidiaries to, afford the other Party, its Subsidiaries and Representatives, following not less than five (5) business days’ prior written notice from the other Party, reasonable access during normal business hours to the facilities, information, systems, infrastructure, and personnel of the relevant Providers as reasonably necessary for the other Party to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided, however, such access shall not unreasonably interfere with any of the business or operations of such Party or its Subsidiaries.

(c) Except as otherwise permitted by the other Party in writing, each Party shall permit only its authorized Representatives, contractors, invitees or licensees to access the other Party’s facilities.

5.03 Cooperation. It is understood that it will require the significant efforts of both Parties to implement this Agreement and to ensure performance of this Agreement by the Parties at the agreed upon levels in accordance with all of the terms and conditions of this Agreement. The Parties will cooperate, acting in good faith and using commercially reasonable efforts, to effect a smooth and orderly transition of the Services provided under this Agreement from the Provider to the Recipient (including repairs & maintenance Services and the assignment or transfer of the rights and obligations under any third-party contracts relating to the Services); provided, however, that this Section 5.03 shall not require either Party to incur any out-of-pocket costs or expenses unless and except as expressly provided in this Agreement or otherwise agreed to in writing by the Parties.

ARTICLE VI

COSTS AND DISBURSEMENTS

Section 6.01. Costs and Disbursements. (a)  Except as otherwise provided in this Agreement or in the Schedules to this Agreement, a Recipient of Services shall pay to the Provider of such Services a monthly fee for the Services (or category of Services, as applicable) (each fee constituting a “Service Charge” and, collectively, “Service Charges”), which Service Charges shall be agreed to by the Parties from time to time and generally determined in a manner consistent with the methodology used by HBIO for assessing fees with respect to the HART Business; provided further that to the extent the Service Charge for a particular Service is accrued on an hourly basis, such Service Charge shall be paid monthly by the Recipient and include the aggregate amount of the hourly charges for the immediate preceding month. During the term of this Agreement, the amount of a Service Charge for any Services (or category of Services, as applicable) may increase to the extent of: (i) any increases mutually agreed to by the Parties, (ii) any Service Charges applicable to any Additional Services or New Services, and (iii) any increase in the rates or charges imposed by any third-party provider that is providing Services. Together with any monthly invoice for Service Charges, the Provider shall provide the Recipient with documentation to support the calculation of such Service Charges.

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(b) Recipient shall reimburse Provider for all reasonable out-of-pocket costs and expenses incurred by Provider or its Affiliates in connection with providing the Services to the extent that such costs and expenses are not reflected in the Service Charge for such Services; provided, however, that any such cost or expense not consistent with historical practice between the Parties and exceeding $2,500 per month, for any Service (including business travel and related expenses) shall require advance approval of the Recipient. Any authorized travel-related expenses incurred in performing the Services shall be incurred and charged to Recipient in accordance with Provider’s then applicable business travel policies.

(c) The Recipient shall pay the amount of each such invoice by wire transfer (or such other method of payment as may be agreed between the Parties) to the Provider within thirty (30) days of the receipt of each such invoice, including appropriate documentation as described herein, as instructed by the Provider. In the absence of a timely notice of billing dispute in accordance with the provisions of Article IX of this Agreement, if the Recipient fails to pay such amount by the due date, the Recipient shall be obligated to pay to the Provider, in addition to the amount due, interest at an annual default interest rate of three percent (3%), or the maximum legal rate whichever is lower (the “Interest Payment”), accruing from the date the payment was due through the date of actual payment.

(d) Subject to the confidentiality provisions set forth in Section 11.03, each Party shall, and shall cause their respective Affiliates to, provide, upon ten (10) days’ prior written notice from the other Party, any information within such Party’s or its Affiliates’ possession that the requesting Party reasonably requests in connection with any Services being provided to such requesting Party by an unaffiliated third-party provider, including any applicable invoices, agreements documenting the arrangements between such third-party provider and the Provider and other supporting documentation; provided, however, that each Party shall make no more than one such request during any fiscal quarter.

Section 6.02. Taxes. (a) Without limiting any provisions of this Agreement, the Recipient shall bear any and all sales, use, transaction and transfer taxes and other similar charges (and any related interest and penalties) imposed on, or payable with respect to, any fees or charges, including any Service Charges, payable by it pursuant to this Agreement; provided, however, that any applicable gross receipts taxes shall be borne by the Provider unless the Provider is required by law to obtain, or allowed to separately invoice for and obtain, reimbursement of such taxes from the Recipient.

(b) Notwithstanding anything to the contrary in this Section 6.02, or elsewhere in this Agreement, the Recipient shall be entitled to withhold from any payments to the Provider any such taxes that Recipient is required by law to withhold and shall pay over such taxes to the applicable taxing authority.

ARTICLE VII

STANDARD FOR SERVICE

Section 7.01. Standard for Service. Except where the Provider is restricted by an existing contract with a third party or by Law, the Provider agrees (i) to perform the Services with substantially the same nature, quality, standard of care and service levels at which the same or similar services were performed by or on behalf of the Provider prior to the Distribution Date or, if not so previously provided, then substantially similar to that which are applicable to similar services provided to the Provider’s Affiliates or other business components; (ii) upon receipt of written notice from the Recipient identifying any outage, interruption or other failure of any Service, to respond to such outage, interruption or other failure of any Service in a manner that is substantially similar to the manner in which such Provider or its Affiliates responded to any outage, interruption or other failure of the same or similar services prior to the Distribution Date. The Parties acknowledge that an outage, interruption or other failure of any Service shall not be deemed to be a breach of the provisions of this Section 7.01 so long as the applicable Provider complies with the foregoing clause (ii). As of, or following, the date of this Agreement, if the Provider is or becomes aware of any restriction on the Provider by an existing contract with a third-party that would restrict the nature, quality, standard of care or service levels applicable to delivery of the Services to be provided by the Provider to the Recipient, the Provider shall promptly notify the Recipient of any such restriction (which notice shall in any event precede any change to, or reduction in, the nature, quality, standard of care or service levels applicable to delivery of the Services resulting from such restriction) and use commercially reasonable efforts in good faith to provide such Services in a manner as closely as possible to the standards described in this Section 7.01, and the Parties shall negotiate in good faith an amendment to the applicable Schedule to reflect any such new arrangement.

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Section 7.02. Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE SERVICES ARE PROVIDED AS-IS, THAT THE RECIPIENTS ASSUME ALL RISKS AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES AND EACH PROVIDER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT THERETO. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PROVIDERS HEREBY EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE TRANSITION SERVICES FOR A PARTICULAR PURPOSE.

Section 7.03. Compliance with Laws and Regulations. Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. No Party will knowingly take any action in violation of any such applicable Law that results in Liability being imposed on the other Party.

ARTICLE VIII

LIMITED LIABILITY AND INDEMNIFICATION

Section 8.01. Consequential and Other Damages. Notwithstanding anything to the contrary contained in the Separation Agreement, any other Ancillary Agreement or this Agreement, except with respect to its obligations to provide indemnity under Section 8.04, the Provider shall not be liable to the Recipient or any of its Affiliates or Representatives, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, for any special, indirect, incidental, punitive or consequential damages whatsoever (including lost profits or damages calculated on multiples of earnings approaches), which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by the Provider (including any Affiliates and Representatives of the Provider and any third-party providers, in each case, providing the applicable Services) under this Agreement or the provision of, or failure to provide, any Services under this Agreement, including with respect to loss of profits, business interruptions or claims of customers.

Section 8.02. Limitation of Liability. Except with respect to its obligations to provide indemnity under Section 8.04, the Liabilities of each Provider and its Affiliates and Representatives, collectively, under this Agreement for any act or failure to act in connection herewith (including the performance or breach of this Agreement), or from the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, shall not exceed the total aggregate Service Charges (excluding any third-party costs and expenses included in such Service Charges) actually paid to such Provider by the Recipient pursuant to this Agreement.

Section 8.03. Obligation To Reperform; Liabilities. In the event of any breach of this Agreement by any Provider with respect to the provision of any Services (with respect to which the Provider can reasonably be expected to re-perform in a commercially reasonable manner), the Provider shall (a) promptly correct in all material respects such error, defect or breach or re-perform in all material respects such Services at the request of the Recipient and at the sole cost and expense of the Provider and (b) subject to the limitations set forth in Sections 8.01 and 8.02, reimburse the Recipient and its Affiliates and Representatives for Liabilities attributable to such breach by the Provider. The remedy set forth in this Section 8.03 shall be the sole and exclusive remedy of the Recipient for any such breach of this Agreement, except to the extent that Provider is also required to indemnify any Recipient Indemnified Party pursuant to Section 8.04 as a result of such breach. Any request for re-performance in accordance with this Section 8.03 by the Recipient must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made no more than one (1) month from the date that Recipient became aware that such breach occurred.

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Section 8.04. Provider Indemnity. Each Provider hereby agrees to indemnify, defend and hold harmless each applicable Recipient and its Affiliates and Representatives (each a “Recipient Indemnified Party”), from and against any and all Liabilities from third-party claims brought against a Recipient Indemnified Party arising from, relating to, or in connection with the provision of any Services by such Provider or any of its Affiliates, Representatives or other Persons providing such Services pursuant to or contemplated by this Agreement, except to the extent that such Liabilities arise out of, relate to or are a consequence of the applicable Recipient’s bad faith, gross negligence or willful misconduct.

Section 8.05. Recipient Indemnity. Each Recipient hereby agrees to indemnify, defend and hold harmless each applicable Provider and its Affiliates and Representatives (each a “Provider Indemnified Party”), from and against any and all Liabilities from third-party claims brought against a Provider Indemnified Party arising from, relating to, or in connection with the negligence, or intentional or willful misconduct of Recipient or any of its Affiliates, Representatives or other Persons in their use of any Services pursuant to or contemplated by this Agreement, except to the extent that such Liabilities arise out of, relate to or are a consequence of the applicable Provider’s bad faith, gross negligence or willful misconduct.

Section 8.06. Indemnification Procedures. The applicable provisions of Article V of the Separation Agreement shall govern the procedure for claims for indemnification under this Agreement.

Section 8.07. Liability for Payment Obligations. Nothing in this Article VIII shall be deemed to eliminate or limit, in any respect, HBIO’s or HART’s express obligation in this Agreement to pay Termination Charges or Service Charges for Services rendered in accordance with this Agreement.

Section 8.08. Exclusion of Other Remedies. The provisions of Sections 8.03, 8.04, and 8.05 of this Agreement shall be the sole and exclusive remedies of the Recipient Indemnified Parties and Provider Indemnified Parties, as applicable, for any claim, loss, damage, expense or liability, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.01. Dispute Resolution.

(a) In the event of any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement, or calculation or allocation of the costs of any Service, including claims seeking redress or asserting rights under any Law (each, a “Dispute”), HBIO and HART agree that the HBIO Services Manager and the HART Services Manager (or such other persons as HBIO and HART may designate) shall negotiate in good faith in an attempt to resolve such Dispute amicably. If such Dispute has not been resolved to the mutual satisfaction of HBIO and HART within thirty (30) days after the initial written notice of the Dispute (or such longer period as the Parties may agree), then such Dispute shall be resolved in accordance with the dispute resolution process referred to in Article IX of the Separation Agreement; provided, however, that such dispute resolution process shall not modify or add to the remedies available to the Parties under this Agreement. Nothing in this Article IX will prevent either HBIO or HART from seeking injunctive relief if any delay resulting from the efforts to resolve the Dispute through the procedures set forth in Article IX of the Separation Agreement could result in serious and irreparable injury to either company.

(b) In any Dispute regarding the amount of a Service Charge, if such Dispute is finally resolved pursuant to the dispute resolution process set forth or referred to in Section 9.01(a) and it is determined that the Service Charge that the Provider has invoiced the Recipient, and that the Recipient has paid to the Provider, is greater or less than the amount that the Service Charge should have been, then (a) if it is determined that the Recipient has overpaid the Service Charge, the Provider shall within five (5) business days after such determination reimburse the Recipient an amount of cash equal to such overpayment, plus the Interest Payment, accruing from the date of payment by the Recipient to the time of reimbursement by the Provider; and (b) if it is determined that the Recipient has underpaid the Service Charge, the Recipient shall within five (5) business days after such determination reimburse the Provider an amount of cash equal to such underpayment, plus the Interest Payment, accruing from the date such payment originally should have been made by the Recipient to the time of payment by the Recipient.

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ARTICLE X

TERM AND TERMINATION

Section 10.01. Term and Termination. (a) This Agreement shall commence immediately upon the Distribution Date and shall terminate upon the earlier to occur of: (i) the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms of this Agreement or (ii) the mutual written agreement of the Parties to terminate this Agreement in its entirety.

(b) A Recipient may from time to time terminate this Agreement with respect to the entirety of any individual Service but not a portion thereof:

(i) for any reason or no reason, upon providing at least thirty (30) days’ prior written notice to the Provider; or

(ii) without prejudice to a Recipient’s rights with respect to a Force Majeure, if the Provider of such Service has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist thirty (30) days after receipt by the Provider of written notice of such failure from the Recipient.

A Provider may terminate this Agreement with respect to one or more Services, in whole but not in part, at any time upon prior written notice to the Recipient if the Recipient has failed to perform any of its material obligations under this Agreement relating to such Services, including making payment of Service Charges when due, and such failure shall continue uncured for a period of thirty (30) days after receipt by the Recipient of a written notice of such failure from the Provider. The relevant Schedule shall be updated to reflect any terminated Service. In the event that any Service is terminated other than at the end of a month, the Service Charge associated with such Service shall be pro-rated appropriately. The Parties acknowledge that there may be interdependencies among the Services being provided under this Agreement that are not identified on the applicable Schedules and agree that, if the Provider’s ability to provide a particular Service in accordance with this Agreement is materially and adversely affected by the termination of another Service in accordance with Section 10.01(b)(i) prior to the expiration of the period of the maximum duration for such Service, then the Parties shall negotiate in good faith to amend the Schedule relating to such impacted continuing Service, which amendment shall be consistent with the terms of, and the pricing methodology used for, comparable Services.

(c) A Recipient may from time to time request a reduction in part of the scope or amount of any Service that is identified on the applicable Schedule as being subject to the provisions of this Section 10.01(c). If requested to do so by Recipient, the Provider agrees to discuss in good faith appropriate reductions to the relevant Service Charges in light of all relevant factors including the costs and benefits to the Provider of any such reductions. If, after such discussions, the Recipient and the Provider do not agree to any requested reduction of the scope or amount of any Service and the relevant Service Charges in connection therewith, then there shall be no change to the scope or amount of any Services or Service Charges under this Agreement. In the event that a Recipient and a Provider agree to any reduction of a Service and the relevant Service Charges, the relevant Schedule shall be updated to reflect such reduced Service. Each amended Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and any such reduced Service shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement. In the event that any Service is reduced other than at the end of a month, the Service Charge associated with such Service for the month in which such Service is reduced shall be pro-rated appropriately.

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(d) In connection with the termination of any Service other than the Services identified on the Schedules as not being subject to the provisions of this Section 10.01(d), if the Recipient reasonably determines that it will require such Service to continue beyond the date on which such Service is scheduled to terminate (either in accordance with any termination notice provided pursuant to Section 10.01(b)(i) or the termination date specified in the applicable Schedule), the Recipient may request the other Provider to extend such Service for a specified period beyond the scheduled termination of such Service (which period shall in no event be longer than ninety (90) days, a “Service Extension”) by written notice to the Provider no less than thirty (30) days prior to the date of such scheduled termination, and the Provider shall use commercially reasonable efforts to comply with such Service Extension; provided, however, that (i) there shall be no more than one (1) Service Extension with respect to each Service and (ii) the Provider shall not be obligated to provide such Service Extension if a third-party consent is required and cannot be obtained by the Provider following reasonable efforts to obtain the same. Within five (5) days following either Party’s receipt of a written notice requesting a Service Extension, the HBIO Services Manager and the HART Services Manager shall in good faith (x) negotiate the terms of an amendment to the applicable Schedule, which amendment shall be consistent with the terms of, and the pricing methodology used for, the applicable Service, and (y) determine the costs and expenses (which shall not include any Service Charges payable under this Agreement), if any, that would be incurred by the Provider or the Recipient, as the case may be, in connection with the provision of such Service Extension, which costs and expenses shall be borne solely by the Party requesting the Service Extension. Each amended Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and any Services provided pursuant to such Service Extensions shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

Section 10.02. Effect of Termination. Upon termination of any Service pursuant to this Agreement, the Provider of the terminated Service will have no further obligation to provide the terminated Service, and the relevant Recipient will have no obligation to pay any future Service Charges relating to any such Service; provided, however, that the Recipient shall remain obligated to the relevant Provider for the Service Charges owed and payable in respect of Services provided prior to the effective date of termination. In connection with termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, Article VIII (including liability in respect of any indemnifiable Liabilities under this Agreement arising or occurring on or prior to the date of termination), Article IX, Article X, Article XI, all confidentiality obligations under this Agreement and liability for all due and unpaid Service Charges, shall continue to survive indefinitely.

Section 10.03. Force Majeure. (a) Neither Party shall be deemed to be in default of this Agreement for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided, however, that (i) such Party (or Person acting on its behalf) shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations; and (ii) the nature, quality and standard of care that the Provider shall provide in delivering a Service after a Force Majeure shall be substantially the same as the nature, quality and standard of care that the Provider provides to its Affiliates and its other business components with respect to such Service. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of such cause.

(b) During the period of a Force Majeure, the Recipient shall be entitled to seek an alternative service provider with respect to such Service(s) and shall be entitled to permanently terminate such Service(s) (and shall be relieved of the obligation to pay Service Charges for such Services(s) throughout the duration of such Force Majeure) if a Force Majeure shall continue to exist for more than fifteen (15) consecutive days, it being understood that Recipient shall not be required to provide any advance notice of such termination to Provider.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01. No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any party an agent of another unaffiliated party in the conduct of such other party’s business. A Provider of any Service under this Agreement shall act as an independent contractor and not as the agent of the Recipient in performing such Service, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, state, local or foreign.

Section 11.02. Subcontractors. A Provider may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided, however, that (i) such Provider shall use the same degree of care in selecting any such subcontractor as it would if such contractor was being retained to provide similar services to the Provider and (ii) such Provider shall in all cases remain primarily responsible for all of its obligations under this Agreement with respect to the scope of the Services, the standard for services as set forth in Article VII and the content of the Services provided to the Recipient.

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Section 11.03. Treatment of Information.

(a) Each Party shall, and shall cause all other persons providing or receiving Services or having access to Information of the other Party to, (i) maintain the confidentiality of the disclosing Party’s Information in accordance with Article VII of the Separation Agreement, and (ii) comply with all other applicable provisions of Article VII of the Separation Agreement in the performance of its duties and obligations under this Agreement.

(b) Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of Services under this Agreement.

Section 11.04. Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.

Section 11.05. Notices. Except with respect to routine communications by the HBIO Services Manager and HART Services Manager under Section 2.05, all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.05):

(i)	if to HBIO:

Harvard Bioscience, Inc. 84 October Hill Road Holliston, Massachusetts 01746 Attention: Chief Financial Officer

(ii)	if to HART:

Harvard Apparatus Regenerative Technology, Inc. 84 October Hill Road Holliston, Massachusetts 01746 Attention: Chief Financial Officer

Section 11.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 11.07. Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement, the Separation Agreement and the other Ancillary Agreements constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Parties with respect to the subject matter of this Agreement.

Section 11.08. No Third-Party Beneficiaries. Except as provided in Article VIII with respect to Provider Indemnified Parties and Recipient Indemnified Parties, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of HBIO or HART, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

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Section 11.09. Governing Law. This Agreement (and any claims or disputes arising out of or related to this Agreement or to the transactions contemplated by this Agreement or to the inducement of any Party to enter into this Agreement or the transactions contemplated by this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the Commonwealth of Massachusetts, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.

Section 11.10. Amendment. No provision of this Agreement, including any Schedules to this Agreement, may be amended, supplemented or modified except by a written instrument making specific reference to this Agreement or any such Schedules to this Agreement, as applicable, signed by all the Parties.

Section 11.11. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Schedule are references to the Articles, Sections, paragraphs and Schedules of this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) HBIO and HART have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless business days are expressly specified; and (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, if the last day of such period is not a business day, the period shall end on the next succeeding business day.

Section 11.12. Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 11.13. Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and thereto, respectively, and their respective successors and permitted assigns; provided, however, that no Party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party hereto (which consent may be withheld in such Party’s sole and absolute discretion) and any assignment or attempted assignment in violation of the foregoing will be null and void. Notwithstanding the preceding sentence, a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets, and upon the effectiveness of such assignment the assigning Party shall be released from all of its obligations under this Agreement if the surviving entity of such merger or the transferee of such Assets shall agree in writing, in form and substance reasonably satisfactory to the other Party, to be bound by all terms of this Agreement as if named as a “Party” hereto. Any and all costs and expenses incurred by either Party in connection with such assignment referenced in the prior sentence shall be borne solely by the assigning Party

Section 11.14. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY TO THIS AGREEMENT HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

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Section 11.15. Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of either HBIO or HART or their Affiliates shall have any liability for any obligations or liabilities of HBIO or HART, respectively, under this Agreement or for any claims based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

Harvard Bioscience, Inc.

By:
Name:
Title:

Harvard Apparatus Regenerative Technology, Inc.

By:
Name:
Title:

Schedule A

HBIO Services

Unless otherwise specified below, upon the request of HART, for the periods commencing on the Distribution Date and ending on the respective end-dates specified below, Harvard Bioscience, Inc. (“HBIO”) will provide the following services to Harvard Apparatus Regenerative Technology, Inc. (“HART”), at the monthly Service Charge described in Article VI of this Agreement, with such increases or reductions thereto, or such additional fees and expenses, as may be agreed upon by the parties.

SERVICE	DESCRIPTION OF SERVICE	CHARGES AFTER DISTRIBUTION DATE	END DATE

Information Technology

Network Access	HBIO Intranet on HBIO Servers	If HART continues to use HBIO systems and support, it will be charged for fully loaded staff time based on time spent and a percentage of license and maintenance fees reflective of the number of users. Another fee for infrastructure allocation (servers, lines, IT room, etc.) will also have to be charged.	One Year After Distribution Date
Email	HBIO Servers with Minecast Security, Annual Licenses & Maint. Fees
ERP	Old Version of MK from Infor, Annual Licenses & Maint. Fees
CRM	Old Version of Goldmine, Annual Licenses & Maint. Fees

Financial Reporting	Clarity, Annual License & Maint. Fees

Desktop Support, Report Writing	Service Provided by HBIO Staff

Paper, Toner, Copiers, Printers, Supplies, Laptops, Desktops	HART employees use various copiers, printers and computers and related supplies. We will transfer all laptops, desktops, phones used by HART employees to HART.	HBIO will charge HART for all supplies requisitioned by HART employees and will pass on any rental/maintenance fees. These will all be itemized on a monthly invoice.	One Year After Distribution Date

Phones

Switchboard	All calls to main lines handled by receptionist.	If HART continues to use these services, the expenses will be itemized and charged on a monthly basis.	One Year After Distribution Date

Accounting

G/L, Payables, A/R, Collection, Credit, Inventory Processing, Cash Management, Audit, Reporting, Tax	Accounting administration assistance.	Will charge fully loaded staff time.	One Year After Distribution Date

Payroll and Benefit Admin	HBIO’s subsidiary employees re: HART in Germany and Sweden will provide services for HART until hired by HART’s applicable subsidiaries	Will charge fully loaded staff time.	One Year After Distribution Date

Operations

Shipping & Receiving	All handled by HBIO.	Will charge fully loaded cost based on time reported.	One Year After Distribution Date

Purchasing	HBIO employee purchasing all HART components.	Employee will become a HART employee or we will charge for time on a fully loaded basis.	One Year After Distribution Date

Engineering

Electronics, Mechanical, Software, Documentation, Management	Employees hired for HART activities are charged to HART cost center.	Any shared HBIO employees will allocate their time and HART will be charged on a monthly basis their fully loaded cost.	One Year After Distribution Date

Equipment Use	Model Maker, Oscilliscope	Will charge for use on an hourly basis.	One Year After Distribution Date

Marketing

Website Development & Maint.	Currently being handled by HBIO staff with content being provided by HART employees.	HART will be charged for all direct expenses and with a fully loaded cost for any HBIO staff time.	One Year After Distribution Date

Printed Materials, Mailings

Electronic Marketing Campaigns

Schedule B

HART Services

Unless otherwise specified below, upon the request of HBIO, for the periods commencing on the Distribution Date and ending on the respective end-dates specified below, HART will provide the following services to HBIO, at the monthly Service Charge described in Article VI of this Agreement, with such increases or reductions thereto, or such additional fees and expenses, as may be agreed upon by the parties.

SERVICE	DESCRIPTION OF SERVICE	CHARGES AFTER DISTRIBUTION DATE	END DATE

Management

David Green and Tom McNaughton	Consulting services to assist HBIO in transition with respect to new chief executive officer and new chief financial officer	HBIO will be charged on a monthly basis for a fully loaded cost of such services.	On or before three (3) months from the Distribution Date.

Exhibit I

Services Managers

1.	Initial HART Services Manager:

Thomas McNaughton, Chief Financial Officer

2.	Initial HBIO Services Manager:

Walter DiGiusto, President - Harvard Apparatus